Exhibit 10.3

Execution Version

Dated	[●] January 2021

(1)	ALUSSA ENERGY ACQUISITION CORP.

(2)	FREYR AS

(3)	[●]

VOTING AND SUPPORT AGREEMENT

Cayman office
71 Fort Street
PO Box 190
Grand Cayman KY1-1104
Cayman Islands
445844.0002

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THIS AGREEMENT is dated	2021

PARTIES

(1)	ALUSSA ENERGY ACQUISITION CORP., an exempted company incorporated under the laws of the Cayman Islands (Company);

(2)	FREYR AS, a limited liability company incorporated under the laws of Norway (FREYR);

(3)	[●], a limited partnership organised under the laws of [●] (Shareholder).

BACKGROUND

(A)	WHEREAS, the Company desires and intends to effect a business combination transaction in accordance with the terms of that certain Business Combination Agreement to be entered into on or around the date hereof by and among, amongst others, the Company, FREYR, FREYR Battery, a corporation in the form of a public limited liability company under the laws of Luxembourg (Pubco), Norway Sub 1 AS, a private limited liability company under the laws of Norway (Norway Merger Sub 1), Norway Sub 2 AS, a private limited liability company under the laws of Norway (Norway Merger Sub 2) and Adama Charlie Sub, an exempted company incorporated under the laws of the Cayman Islands (Cayman Merger Sub) (as may be amended, supplemented or otherwise modified, the Business Combination Agreement) whereby (a) the Company will merge with and into Cayman Merger Sub, with the Company continuing as the surviving entity (the Cayman Merger), (b) FREYR will merge with and into Norway Merger Sub 2, with Norway Merger Sub 2 continuing as the surviving entity (the Norway Merger) and (c) Norway Merger Sub 1 will merge with and into Pubco, with Pubco continuing as the surviving entity (the Cross-Border Merger and, together with the Cayman Merger and the Norway Merger, the Mergers and, together with the other transactions contemplated by the Business Combination Agreement and ancillary documents referred to therein, the Transaction).

(B)	WHEREAS, as of the date hereof, the Shareholder is the owner of record and the beneficial owner of the Class A ordinary shares par value $0.0001 each of the Company set forth next to Shareholder’s name on Schedule I hereto (the Shares and, together with any other Shares acquired (whether beneficially or of record) by the Shareholder after the date hereof and prior to the earlier of the Cayman Effective Time (as defined herein) and the termination of all of the Shareholder’s obligations under this agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the Subject Shares).

(C)	WHEREAS, as a condition to the completion of the Transaction under the Business Combination Agreement, the shareholders of the Company must approve the Resolutions (as defined herein) at a special meeting of the shareholders of the Company.

(D)	WHEREAS, in connection with the consummation of the Transaction and as a material inducement to the willingness of the Company and FREYR to enter into the Business Combination Agreement, the Shareholder has agreed to enter into this agreement and to undertake to vote the Subject Shares as set forth herein.

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(E)	NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREED TERMS

1.	Definitions and Interpretation

1.1	The following words and expressions shall have the following meanings, unless the context requires otherwise:

Alternative Transaction: a transaction (other than the Transaction) concerning a Business Combination involving the Company.

Business Combination: a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities.

Cayman Effective Time: has the meaning given to it in the Business Combination Agreement.

Cayman Plan of Merger: the plan of merger in the form approved by the board of directors of the Company and to be filed with the Registrar of Companies of the Cayman Islands in accordance with the Companies Law.

Companies Law: the Companies Act (2021 Revision), as amended, of the Cayman Islands.

Derivative Transaction: any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Subject Shares and which (a) has, or would reasonably be expected to have, the effect of reducing or limiting the Shareholder’s economic interest in the Subject Shares and/or (b) grants a third party the right to vote or direct the voting of the Subject Shares.

Governmental Authority: any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, regulatory body or other similar regulatory or dispute-resolving panel or body.

Resolutions: together: (i) the approval of the Business Combination Agreement and the Transaction, (ii) the approval of the Cayman Merger and the Cayman Plan of Merger; and (iii) the approval of the adoption of a new amended and restated memorandum and articles of association of the Company in the form approved by the board of directors of the Company in connection with the consummation of the Transaction (the New Memorandum and Articles).

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SEC: the United States Securities and Exchange Commission.

Securities Act: the United States Securities Act of 1933, as amended.

Transfer: with respect to any security, to sell (constructively or otherwise), offer, lend, gift, transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of by merger, testamentary disposition, operation of law or otherwise, or the taking of any other action which would result in another person obtaining any beneficial ownership, or agree or commit to do any of the foregoing, and Transferred shall have a correlative meaning.

1.2	In this agreement, unless the context requires otherwise, a reference to

(a)	any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended, re-enacted or consolidated and all statutory instruments or orders made pursuant to it;

(b)	an authorisation includes an authorisation, consent, approval, resolution, exemption, filing, notarisation, registration and licence;

(c)	a clause is a reference to a clause to this agreement;

(d)	a reference to any party shall include that party’s personal representatives, successors and permitted assigns;

(e)	a person includes any individual, firm, company, corporation, partnership, association, organisation, government, state, agency, trust or other entity (in each case whether or not having separate legal personality) and that person’s personal representatives, successors, permitted transferees and permitted assigns; and

(f)	words denoting the singular include the plural and vice versa and words importing any gender include every gender.

1.3	In this agreement all obligations, covenants, agreements, undertakings, representations and warranties on the part of two or more persons are entered into, given or made by such persons jointly and severally and shall be construed accordingly.

1.4	The index to and the headings in this agreement are for convenience only and shall not affect the construction or interpretation of this agreement.

2.	Voting; Grant and Appointment of Proxy

2.1	From and after the date hereof until the earlier of (a) the Cayman Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms (such earlier time, the Expiration Time), the Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the shareholders of the Company, however called, or in connection with any written resolution of the shareholders of the Company, the Shareholder shall:

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(a)	attend such meeting (in person or by proxy) or otherwise cause the Subject Shares to be counted as present thereat for purposes of determining whether a quorum is present; and

(b)	vote or cause to be voted (including by proxy or written resolution, if applicable) all of the Subject Shares:

(i)	for approval of the Resolutions;

(ii)	for approval of such other matters as the Company and FREYR shall hereafter mutually determine to be necessary or appropriate in order to effect the Transaction, provided that such matters are consistent with the terms of the Business Combination Agreement;

(iii)	for approval of any adjournment or postponement of any meeting of the shareholders of the Company as may be requested by the chairman of the meeting;

(iv)	against any Alternative Transaction, without regard to the terms of such Alternative Transaction, or any other transaction, proposal, agreement or action made in opposition to approval of the Business Combination Agreement and the Transaction or in competition or inconsistent with the Transaction;

(v)	against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Transaction or any of the other transactions or matters contemplated by the Business Combination Agreement or this agreement or the performance by Shareholder of its obligations under this agreement, including, without limitation: (A) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company (other than the Cayman Merger and the Transaction); (B) a sale, lease or transfer of a material amount of assets of the Company or a reorganisation, recapitalization or liquidation of the Company (other than the Transaction); (C) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this agreement or as otherwise provided in the Business Combination Agreement; or (D) any material change in the present capitalisation or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association (other than the adoption of the New Memorandum and Articles); and

(vi)	against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Business Combination Agreement, or of the Shareholder contained in this agreement.

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2.2	The Shareholder hereby irrevocably appoints each director and officer of the Company (acting individually) as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Subject Shares in accordance with clause 2.1 at any annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in clause 2.1 is to be considered. The Shareholder represents that all proxies, powers of attorney, instructions or other requests given by the Shareholder prior to the execution of this agreement in respect of the voting of the Subject Shares, if any, are not irrevocable and the Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Subject Shares. The Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

2.3	The Shareholder affirms that the irrevocable proxy and power of attorney set forth in clause 2.2 is given in connection with the execution of the Business Combination Agreement, and that such irrevocable proxy and power of attorney is given to secure the performance of the duties of the Shareholder under this agreement. The Shareholder further affirms that the irrevocable proxy and power of attorney is coupled with an interest and, except as set forth in clause 2.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy and power of attorney granted herein is not irrevocable, then the Shareholder agrees to vote the Subject Shares in accordance with clause 2.1 above.

2.4	The Shareholder acknowledges receipt and review of a copy of the Business Combination Agreement.

3.	Representations and Warranties

3.1	The Shareholder represents and warrants to the Company and FREYR as follows:

(a)	as of the date hereof, the Shareholder has beneficial ownership (as defined in Rule 13d-3 under the US Securities Exchange Act of 1934) over the type and number of the Shares set forth next to the Shareholder’s name on Schedule I hereto, is the lawful owner of such Shares, has the sole power to vote or cause to be voted such Shares, and has good and valid title to such Shares, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those imposed by this agreement, the Business Combination Agreement or applicable securities laws, as in effect on the date hereof. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this agreement or the transactions contemplated hereby payable by the Shareholder pursuant to arrangements made by the Shareholder. Except for the Shares and other securities of the Company set forth next to the Shareholder’s name on Schedule I and Schedule 2 hereto, as of the date of this agreement, the Shareholder is not a beneficial owner or record holder of any: (i) equity securities of the Company, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company or (iii) options, warrants or other rights to acquire from the Company, any equity securities or securities convertible into or exchangeable for equity securities of the Company;

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(b)	the Shareholder has full legal right, power, capacity and authority to execute and deliver this agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(c)	the Shareholder has made its own independent decision to enter into this agreement based upon its own judgment and upon advice from such independent advisers as the Shareholder has deemed necessary;

(d)	this agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorised by all necessary action on the part of the Shareholder and no other actions or proceedings on the part of the Shareholder are necessary to authorise this agreement or to consummate the transactions contemplated hereby;

(e)	this agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms;

(f)	the execution and delivery of this agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, (i) conflict with or violate any law or agreement binding upon the Shareholder or the Subject Shares, (ii) require any authorisation, consent or approval of, or filing with, any Governmental Authority (other than filings that may be required to be made by the Shareholder with the SEC), or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any property or asset of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which such Shareholder or any of its Shares are bound;

(g)	except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, as applicable, the Shareholder owns, beneficially and of record, or controls all of the Subject Shares, and all of the Subject Shares are free and clear of any proxy, voting restriction, adverse claim or other lien (other than any restrictions created by this agreement), and has sole voting power and power of disposition with respect to the Subject Shares, with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Subject Shares;

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(h)	the Shareholder has not Transferred any Subject Shares pursuant to any Derivative Transaction; and

(i)	as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Shareholder, threatened against the Shareholder or any of the Shareholder’s properties or assets (including, but not limited to, the Shares) that could reasonably be expected to prevent, materially delay or impair the ability of the Shareholder to perform its obligations under this agreement or consummate any of the Transactions.

3.2	The Shareholder understands and acknowledges that the Company and FREYR are entering into the Business Combination Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholder set forth in this agreement and would not enter into the Business Combination Agreement if the Shareholder did not enter into this agreement.

4.	Covenants

4.1	The Shareholder hereby agrees:

(a)	prior to the Expiration Time, not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by the Shareholder of its obligations under this agreement;

(b)	prior to the Expiration Time, to not permit to exist any lien of any nature whatsoever on the Subject Shares (other than those imposed by this agreement, the Business Combination Agreement or applicable securities laws);

(c)	to promptly notify the Company of the number of any new Shares acquired by the Shareholder after the date hereof and prior to the Expiration Time;

(d)	to permit the Company, FREYR or Pubco to publish and disclose in any proxy statement, shareholder meeting circular, press release or any filing with the SEC, the Shareholder’s identity and ownership of Subject Shares or other equity securities of the Company and the nature of the Shareholder’s commitments, arrangements and understandings under this agreement. Prior to filing any such disclosure naming the Shareholder, the Company, FREYR or Pubco (as applicable) shall use reasonable efforts to provide the Shareholder with an opportunity to review and comment on such disclosure referring to the Shareholder, and shall use reasonable efforts to incorporate such comments. The Shareholder also agrees to promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the SEC); and

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(e)	that, upon the request of the Company and FREYR, the Shareholder shall, in its capacity as a shareholder of the Company, execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by the Company or FREYR to be necessary or desirable to carry out the provisions of this agreement, provided that the request for the execution of such additional documents, consents, instruments or for the taking of such further actions are consistent with the terms of the Business Combination Agreement.

4.2	The Shareholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Cayman Merger that the Shareholder may have with respect to the Subject Shares (including without limitation any rights under Section 238 of the Companies Law) prior to the Expiration Time.

5.	Restrictions on Disposals

Except as provided for in the Business Combination Agreement or with the prior written approval of the Company and Freyr, the Shareholder hereby agrees that, from the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly:

(a)	redeem any Subject Shares;

(b)	Transfer, either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Subject Shares, including, without limitation, pursuant to any Derivative Transaction; provided that the Shareholder may Transfer any Subject Shares to (i) an affiliate of Shareholder, (ii) if Shareholder is a natural person, to a member of Shareholder’s immediate family, or (iii) to any trust, the beneficiaries of which include only the persons named in the preceding clause (ii), to the extent that any such person under clause (i), (ii) or (iii) agrees in writing to be bound by and subject to the terms of this Agreement in connection with such Transfer as a Shareholder hereunder; provided further that Shareholder shall provide the Company and FREYR notice of any such Transfer prior to effecting such Transfer; provided, further that if the price of the Subject Shares (as may be adjusted for any stock split, stock dividend or other changes in the Subject Shares) is equal to or greater than $20 per share following the execution of the Business Combination Agreement, then, for so long as the trading price of such Subject Shares exceeds $20 per share, the Shareholder may Transfer such Subject Shares to a third party; provided further that in the event any such Transfer results in the Shareholder (together with its respective Affiliates) holding less than 5% of the voting equity securities of the Company, Shareholder shall be released from the obligations set forth under clause 2 hereunder (while, for clarity, continuing to be bound by the other rights and obligations set forth in this agreement);

(c)	deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this agreement;

(d)	convert or exchange, or take any action which would result in the conversion or exchange, of any Subject Shares; or

(e)	agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) to (d).

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6.	Specific Performance

The Shareholder acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right the Company or FREYR may have, the Company and FREYR will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. The Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by the Company or FREYR shall not preclude the simultaneous or later exercise of any other such right, power or remedy by it.

7.	Termination

This agreement shall terminate and be of no further force or effect upon the earlier to occur of (a) the Cayman Effective Time and (b) the date of termination of the Business Combination Agreement in accordance with its terms. Notwithstanding the preceding sentence, this clause 7 and clauses 8 to 17 shall survive any termination of this agreement. Nothing in this clause 7 shall relieve or otherwise limit any party’s liability for any breach of this agreement prior to termination or any wilful breach of this agreement.

8.	Entire Agreement

This agreement and the documents referred to herein constitute the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

9.	Amendment and Variation

No variation, release, discharge, supplement, modification, amendment or restatement of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

10.	No Assignment

Except as otherwise contemplated by this agreement, no party may assign any rights, or transfer any obligations, whether voluntarily or otherwise, under this agreement, without the prior written agreement of the parties. Any purported assignment or transfer in violation of this clause is void.

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11.	Waiver

11.1	A waiver of any right or remedy under this agreement or by law is only effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

11.2	A failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

11.3	A party that waives a right or remedy provided under this agreement or by law in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

12.	Severance

12.1	If at any time any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable in any respect, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

12.2	If any provision or part-provision of this agreement is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

13.	Notices

13.1	Any communication in connection with this agreement must be in writing (in the English language) and, unless otherwise stated, may be given in person, by post or by email. All communications hereunder shall be delivered to the address or email address set forth on the signature pages hereto under each party’s name, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

13.2	Except as provided below, any communication in connection with this agreement will be deemed to be given as follows:

(a)	if delivered in person, at the time of delivery;

(b)	if posted, three days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

(c)	if by email, when sent (except where the sender receives a failed delivery message).

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13.3	To prove service, it is sufficient to prove that the notice was transmitted by email to the email address of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

13.4	This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

14.	Waiver of Immunity

To the extent that any party may, in any jurisdiction, claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), the parties irrevocably agree not to claim, and irrevocably waive, such immunity to the full extent permitted by the laws of such jurisdiction.

15.	RESERVED

16.	Counterparts

This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all counterparts shall together constitute the one agreement.

17.	Governing Law and Jurisdiction

17.1	This agreement shall be governed and construed in all respects by Cayman Islands law.

17.2	Any dispute arising under or in connection with this agreement shall be subject to the non-exclusive jurisdiction of the Cayman Islands courts to which the parties to this agreement hereby submit and each party hereby waives any objection to proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum.

IN WITNESS WHEREOF the parties have duly executed this agreement as a deed on the date stated at the beginning of it.

[Signature pages follow after Schedule]

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Schedule 1          SHARES

Name of Shareholder	Number and Class of Shares
[●]	[●] Class A ordinary shares par value $0.0001 each

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Schedule 2          WARRANTS

Name of Shareholder	Number of Warrants
[●]	[●] whole warrants, each warrant entitling the holder thereof to purchase one (1) Class A ordinary share of par value $0.0001 each at a purchase price of $11.50 per share

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SIGNATORIES

EXECUTED AND DELIVERED AS A DEED by ALUSSA ENERGY ACQUISITION CORP.	)
)
)
Name: Title: Address: c/o Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, KY1–1106 Grand Cayman, Cayman Islands Email: [●]

EXECUTED AND DELIVERED AS A DEED by FREYR A/S in the presence of:	)
)
)
Name: Title: Address: [●] Email: [●]
Witness signature Name: Address:

EXECUTED AND DELIVERED AS A DEED	)
by [●]	)
By [●]	)
Name: Larry Kassman Title: Chief Financial Officer Address: [●] Email: [●]

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